Litman Gregory Funds Trust

August 30, 2011

State Street Bank and Trust Company
John Hancock Tower,  17th Floor
200 Clarendon Street
Boston, MA  02116

Re:           Litman Gregory Masters Alternative Strategies Fund

Ladies and Gentlemen:

This is to advise you that the Litman Gregory Funds Trust (the “Fund”) has established a new series of shares to be known as the Litman Gregory Masters Alternative Strategies Fund (the “Portfolio”).  In accordance with the Additional Funds provision of Section 17 of the Custodial Contract dated January 17, 1997 between the Fund and State Street Bank and Trust Company (as amended, the “Contract”), the Fund hereby requests that you act as Custodian for the Portfolio under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one copy for your records.

Sincerely,

Litman Gregory Funds Trust

By:________________________________________
Name:  John M. Coughlan
Title:           Treasurer, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AN TRUST COMPANY

By:_________________________________________
Name:
Title: